August 2012 Amendment No. 1 dated August 14, 2012 relating to Preliminary Terms No. 292 Registration Statement No. 333-178081 Dated August 13, 2012 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Commodity-Linked Partial Principal at Risk Securities due August 30, 2016
Based on the Performance of Gold
The Commodity-Linked Partial Principal at Risk Securities, which we refer to as the securities, are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount of only 90% of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the price of gold has increased, investors will receive the stated principal amount of their investment plus 100% of the increase in the price of gold, subject to the maximum payment amount.  However, if, at maturity, the price of gold has remained unchanged or decreased, investors will lose 1% for every 1% decline in the final commodity price from the initial commodity price, subject to the minimum payment amount.  Investors may lose up to 10% of the stated principal amount of the securities.  The securities are for investors who have concerns about principal risk but seek a gold-based return, and who are willing to risk 10% of their principal and forgo current income on the securities and appreciation above the maximum payment amount in exchange for the repayment of at least 90% of principal at maturity and the opportunity to participate in 100% of the appreciation of the price of gold, subject to the maximum payment amount.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$
Pricing date:	August 29, 2012
Original issue date:	September 4, 2012 (3 business days after the pricing date)
Maturity date:	August 30, 2016
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
If the final commodity price is greater than the initial commodity price:
$1,000 + supplemental redemption amount, subject to the maximum payment amount
If the final commodity price is less than or equal to the initial commodity price:
$1,000 x commodity performance factor, subject to the minimum payment amount
This amount will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage depreciation of the underlying commodity.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate
Participation rate:	100%
Minimum payment amount:	$900 per security (90% of the stated principal amount)
Maximum payment amount:	$1,480 to $1,530 per security (148% to 153% of the stated principal amount), to be determined on the pricing date
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Initial commodity price:	$ , which is the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the determination date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Determination date:	August 25, 2016, subject to adjustment for non-trading days and certain market disruption events
CUSIP/ISIN:	617482P32 / US617482P323
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$27.50	$972.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $27.50 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Prospectus Supplement for Commodity-Linked Partial Principal at Risk SecuritiesProspectus dated November 21, 2011

Commodity-Linked Partial Principal at Risk Securities due August 30, 2016
Based on the Performance of Gold

Investment Summary

Commodity-Linked Partial Principal at Risk Securities

The Commodity-Linked Partial Principal at Risk Securities due August 30, 2016 Based on the Performance of Gold (the “securities”) provide investors with an opportunity to participate in 100% of the positive performance of gold, subject to the maximum payment amount, while being exposed on a 1:1 basis to any decline in the price of gold, subject to the minimum payment amount at maturity of $900 per security.

If the final commodity price is greater than the initial commodity price, the securities will pay the stated principal amount of $1,000 plus a supplemental redemption amount, subject to the maximum payment amount of $1,480 to $1,530 per security, to be determined on the pricing date.  The supplemental redemption amount provides 100% upside participation in the performance of gold, subject to the maximum payment amount.  If the final commodity price is equal to or less than the initial commodity price, the payment at maturity per security will be equal to or less than the $1,000 principal amount of securities by an amount proportionate to the decline in the price of gold as of the determination date, subject to the minimum payment amount of $900 per security.  The securities do not pay interest, and all payments on the securities, including the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 4 years
Participation rate:	100%
Minimum payment amount	$900 per security (90% of the stated principal amount). You could lose up to 10% of the stated principal amount of the securities.
Maximum payment amount:	$1,480 to $1,530 per security (148% to 153% of the stated principal amount), to be determined on the pricing date
Interest:	None

Key Investment Rationale

Commodity-Linked Partial Principal at Risk Securities offer 100% participation in the positive performance of gold, subject to the maximum payment amount, while providing for the repayment of at least 90% of the stated principal amount if the securities are held to maturity in exchange for forgoing current income or interest.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities, including the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

Minimum payment amount of 90% of principal	The securities provide for the minimum payment amount of 90% of principal if held to maturity.
Upside Scenario
The price of the gold increases significantly and, at maturity, the securities pay the stated principal amount plus 100% of the positive performance of gold, subject to the maximum payment amount of $1,480 to $1,530 per security (148% to 153% of the stated principal amount), to be determined on the pricing date.

Minimum Payment Scenario
The price of gold declines and, at maturity, the securities redeem for less than the $1,000 stated principal amount by an amount proportionate to the decline in the price of gold, subject to the minimum payment amount of $900 per security (90% of the stated principal amount).

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Commodity-Linked Partial Principal at Risk Securities due August 30, 2016
Based on the Performance of Gold

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	100%
Hypothetical maximum payment amount:	$1,505 per security (150.5% of the stated principal amount)
Minimum payment amount	$900 per security (90% of the stated principal amount)

Payoff Diagram

How it works

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Upside Scenario.  If the final commodity price is greater than the initial commodity price, investors would receive the $1,000 stated principal amount plus 100% appreciation of the final commodity price from the initial commodity price, subject to the maximum payment amount of $1,480 to $1,530 per security (148% to 153% of the stated principal amount), to be determined on the pricing date.  Under the hypothetical terms of the securities, an investor will realize the maximum payment amount at a final commodity price of 150.5% of the initial commodity price.

o	If the underlying commodity appreciates 25%, investors would receive a 25% return, or $1,250 per security.

o	If the underlying commodity appreciates 60%, investors would receive the hypothetical maximum payment amount of $1,505 per security.

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Par or Downside Scenario.  If the final commodity price is less than or equal to the initial commodity price, investors would receive an amount less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity as of the determination date, subject to the minimum payment amount of $900 per security.

o	If the underlying commodity depreciates 8%, investors would lose 8% of their principal and receive only $920 per security at maturity, or 92% of the stated principal amount.

o	If the underlying commodity depreciates 50%, investors would receive the minimum payment amount of $900 per security at maturity, or 90% of the stated principal amount.

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Based on the Performance of Gold

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

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The securities do not pay interest and provide for a minimum payment amount of only 90% of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 90% of principal at maturity.  If the commodity percent change is less than 0%, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the price of the underlying commodity, subject to the minimum payment amount of $900 per security (90% of the stated principal amount).  As the securities do not pay any interest, if the underlying commodity does not appreciate sufficiently over the four-year term of the securities, the overall return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for the repayment of at least 90% of principal at maturity and the opportunity to participate in 100% of the appreciation of the price of the underlying commodity, subject to the maximum payment amount.

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The appreciation potential of the securities is limited by the maximum payment amount.  The appreciation potential of the securities is limited by the maximum payment amount of $1,480 to $1,530 per security, or 148% to 153% of the stated principal amount.  The actual maximum payment amount will be determined on the pricing date.  Because the payment at maturity will be limited to 148% to 153% of the stated principal amount for the securities, any increase in the final commodity price over the initial commodity price by more than 48% to 53% will not further increase the return on the securities.

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Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Gold Overview” on page 7.

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The price of gold may change unpredictably and affect the value of the securities in unforeseen ways. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Gold Overview” on page 7.

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The market price of the securities will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value of the underlying commodity at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in price) of the underlying commodity, the price and

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Commodity-Linked Partial Principal at Risk Securities due August 30, 2016
Based on the Performance of Gold

volatility of the futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the underlying commodity or commodities markets generally and which may affect the final commodity price of the underlying commodity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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The amount payable on the securities is not linked to the commodity price at any time other than the determination date.  The final commodity price will be based on the commodity price on the determination date, subject to adjustment for non-trading days and certain market disruption events.  Even if the underlying commodity appreciates prior to the determination date but then drops on the determination date to be equal to or below the initial commodity price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the commodity price prior to such drop.  Although the actual commodity price on the stated maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the determination date.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity

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Based on the Performance of Gold

markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity. See “Hypothetical Payout on the Securities” above.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price, the commodity percent change or the commodity performance factor, as applicable, and the final commodity price, and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price of the underlying commodity in the event of a market disruption event, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.   One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity.  Some of our subsidiaries also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, therefore, the price at which the underlying commodity must close on the determination date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could adversely affect the commodity price on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Commodity-Linked Partial Principal at Risk Securities due August 30, 2016
Based on the Performance of Gold

Gold Overview

The price of gold to which the return on the securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery.

Underlying commodity information as of August 10, 2012
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Gold (in U.S. dollars)	GOLDLNPM	$1,618.50	$1,772.00	$1,895.00 (on 9/5/2011)	$1,531.00 (on 12/29/2011)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LBMA.

The following graph sets forth the daily fixing prices of the underlying commodity for the period from January 1, 2007 through August 10, 2012.  The related table presents the published high and low fixing prices, as well as end-of-quarter fixing prices, for the underlying commodity for each quarter in the same period.  The commodity price on August 10, 2012 was $1,618.50.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Daily Afternoon Fixing Prices of Gold January 1, 2007 to August 10, 2012

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Based on the Performance of Gold

Gold (in U.S. dollars per troy ounce)	High	Low	Period End
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter (through August 10, 2012)	1,622.00	1,556.25	1,618.50

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Based on the Performance of Gold

Additional Information About the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$1,000 per security and integral multiples thereof
Call right:	The securities are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, even though no interest is payable on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  If the securities were priced on August 10, 2012, the “comparable yield” for the securities would be a rate of 3.6659% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) consists of a single projected amount equal to $1,156.0154 due at maturity. The comparable yield and the projected payment schedule for the securities will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2012	$11.8123	$11.8123
January 1, 2013 through June 30, 2013	$18.5460	$30.3583
July 1, 2013 through December 31, 2013	$18.8860	$49.2443
January 1, 2014 through June 30, 2014	$19.2321	$68.4764
July 1, 2014 through December 31, 2014	$19.5846	$88.0610
January 1, 2015 through June 30, 2015	$19.9436	$108.0046
July 1, 2015 through December 31, 2015	$20.3092	$128.3138
January 1, 2016 through June 30, 2016	$20.6814	$148.9952
July 1, 2016 through the Maturity Date	$7.0202	$156.0154

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax

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consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying commodity on the pricing date, and therefore, the price at which the underlying commodity must close on the determination date so that you do not suffer a loss on your initial investment in the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons

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involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Calculation agent:	MSCG
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $27.50 for each security they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal

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executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked partial principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked partial principal at risk securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked partial principal at risk securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities

Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for commodity-linked partial principal at risk securities or in the prospectus.  As used in this document, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

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